UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.__)*


                                    YY, Inc.
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                                (Name of Issuer)


     American Depositary Shares, Each Representing 20 Class A Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    98426T106
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                                 (CUSIP Number)


                               December 31, 2012
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             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[X]      Rule 13d-1(b)
	[ ]      Rule 13d-1(c)
	[ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                  SCHEDULE 13G
-------------------------                              -------------------------
CUSIP NO. 98426T106                                             Page 2 of 5
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    1.      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Light Street Capital Management, LLC
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    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [ ]
                                                              (b) [ ]


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    3.      SEC USE ONLY


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    4.      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware, United States
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                           5.      SOLE VOTING POWER

                                   12,820,000 Class A Common Shares
        NUMBER OF      ---------------------------------------------------------
         SHARES            6.      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  0
          EACH         ---------------------------------------------------------
        REPORTING          7.      SOLE DISPOSITIVE POWER
       PERSON WITH:
                                   12,820,000 Class A Common Shares
                       ---------------------------------------------------------
                           8.      SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            12,820,000 Class A Common Shares
--------------------------------------------------------------------------------
    10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)                     [ ]

--------------------------------------------------------------------------------
    11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            7.1%
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    12.     TYPE OF REPORTING PERSON (See Instructions)

            IA
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                                  SCHEDULE 13G
-------------------------                              -------------------------
CUSIP NO. 98426T106                                             Page 3 of 5
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Item 1.  Issuer
         ------

        (a) Name of Issuer:
            --------------

            YY, Inc.

        (b) Address of Issuer's Principal Executive Offices:
            -----------------------------------------------

	    Building 3-08, Yangcheng Creative Industry Zone
	    No. 309 Huangpu Avenue Middle
	    Tianhe District, Guangzhou 510655
	    People's Republic of China


Item 2.	 Identity and Background
         -----------------------

	(a) Name of Person Filing:
            ---------------------

            Light Street Capital Management, LLC

        (b) Address of Principal Business Office or, if none, Residence:
            -----------------------------------------------------------

	    2800 Sand Hill Road
	    Suite 180
	    Menlo Park, CA 94025

	(c) Citizenship:
            -----------

            The Reporting Person is a limited liability company organized under the laws of the State of Delaware.

	(d) Title of Class of Securities:
            ----------------------------

	    Class A Common Shares

	(d) CUSIP Number:
            ------------

	    98426T106 (American Depositary Shares)


Item 3.  If this statement is filed pursuant to 240.13d-1(b) or
	 240.13d-2(b) or (c), check whether the person filing is a:
         ---------------------------------------------------------

	(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b) [ ] Bank as defined in section 3(a)(6) of the Act
	        (15 U.S.C. 78c);

	(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8);

	(e) [X] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

	(f) [ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);

	(g) [ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);

	(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j) [ ] A non-U.S. institution in accordance with 240.13d-1(b)(1)(ii)(J);

	(k) [ ] Group, in accordance with 240.13d-1(b)(1)(ii)(K).

                                  SCHEDULE 13G
-------------------------                              -------------------------
CUSIP NO. 98426T106                                             Page 4 of 5
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Item 4.  Ownership
         ---------

	 Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a) Amount beneficially owned: 12,820,000 Class A Common Shares

	(b) Percent of class: 7.1%

	(c) Number of shares as to which the person has:

		(i) Sole power to vote or to direct the vote:

		    12,820,000 Class A Common Shares

	       (ii) Shared power to vote or to direct the vote: 0

              (iii) Sole power to dispose or to direct the disposition of:

		    12,820,000 Class A Common Shares

	       (iv) Shared power to dispose or to direct the disposition of: 0


Item 5.  Ownership of Five Percent or Less of a Class
         --------------------------------------------

         If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than 5.0% of the class of securities, check the following [ ].


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person
         ---------------------------------------------------------------

         Not Applicable.


Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         -----------------------------------------------------------------------
         Security Being Reported on by the Parent Holding Company
         --------------------------------------------------------

         Not Applicable.


Item 8.  Identification and Classification of Members of the Group
         ---------------------------------------------------------

         Not Applicable.


Item 9.  Notice of Dissolution of Group
         ------------------------------

         Not Applicable.


Item 10. Certification
         -------------

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G
-------------------------                              -------------------------
CUSIP NO. 98426T106                                             Page 5 of 5
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                                   SIGNATURE
                                   ---------

         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  February 13, 2013


				        Light Street Capital Management, LLC


					By: /s/ Stephen D. Lane
					   -------------------------------------
               				   Name: Stephen D. Lane
	       				   Title: Chief Financial Officer